EXHIBIT 5.1

TROY & GOULD PROFESSIONAL CORPORATION

1801 Century Park East, 26th Floor

Los Angeles, California, 90067

Direct Dial: (310) 789-1290

e-mail: dficksman@troygould.com

February 4, 2005

Small World Kids, Inc. Board of Directors 5711 Buckingham Parkway Culver City, CA 90230

Ladies and Gentlemen:

We have acted as counsel to Small World Kids, Inc., a Nevada company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”), relating to 13,800,000 shares of the Company’s common stock (the “Common Stock”) issued or issuable under the Company’s 2004 Stock Option Plan. We are rendering this opinion pursuant to Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K.

In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the Common Stock, when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving the Nevada corporate law and the federal laws of the United States and are further expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise as to any other matters relating to the Company or the Common Stock.

We consent to the use of this letter as an Exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” included in the Prospectus forming a part of the Registration Statement.

Very truly yours, Troy & Gould Professional Corporation